Exhibit 99.2

TRLG Q4 and Full Year Management Commentary	2011

Consolidated Results

Fourth quarter 2011 net sales increased 7.7% to $119.4 million, up from $110.9 million in the fourth quarter of 2010.  The U.S. Consumer Direct segment continued to lead the sales growth with an increase of 23.7%. Same-store sales for 92 stores open at least 12 full months and e-commerce increased 11.1%. International net sales, which remained flat at $19.0 million, experienced an increase in retail sales due to the opening of 10 stores in 2011 and a decrease in wholesale sales in Korea as the Company stopped selling merchandise in the Korea off-price channel. Net sales for the U.S. Wholesale division declined 20.4% to $22.4 million primarily due to the planned reduction in sales to Off-price channel.

Gross profit increased 9.7% to $76.5 million in the fourth quarter of 2011, driven primarily by the overall sales growth.  The gross margin increased 120 basis points to 64.1%, reflecting the ongoing sales mix shift toward the Company’s higher margin U.S. Consumer Direct and International retail and wholesale businesses.  International and U.S. Wholesale segment gross margins increased. The U.S. Consumer Direct segment gross margin decreased 230 basis points year-over-year due to higher than expected markdowns in the outlet stores to respond to the highly promotional environment.

Overall selling, general and administrative (SG&A) expenses increased by $8.3 million, or by 19.0%, to $51.9 million in the fourth quarter; and as a percentage of net sales increased to 43.4% from 39.3%. The SG&A rate decreased slightly for the U.S. Consumer Direct segment primarily due to same store sales growth which provided leverage on the segment’s fixed SG&A expenses. The SG&A rate increased for the International segment primarily due to an increase in the number of branded retail stores from seven at December 31, 2010 to 16 at December 31, 2011. The SG&A rate increased for the U.S. Wholesale segment primarily due to the deleveraging of operating expenses as a result of the segment’s net sales decline.  In the Core Services segment, SG&A expenses increased 7.8%, which is in line with the Company’s consolidated sales growth.

TRLG Q4 and Full Year Management Commentary	2011

Operating income for the fourth quarter of 2011 was $24.7 million, or 20.7% of net sales, compared to $26.2 million, or 23.6% of net sales in the fourth quarter of 2010. The decrease in operating margin is primarily due to the reduction in sales to off-price accounts in the U.S. and Korea, the higher markdowns in Outlet stores, and the store impairment charge increase.

The effective tax rate for the fourth quarter of 2011 was 38.4% compared to 40.0% in the fourth quarter of 2010.  The fourth quarter 2010 effective tax rate was impacted by the set-up of the Company’s European headquarters in Switzerland in November 2010.

Net income attributable to True Religion Apparel, Inc. for the 2011 fourth quarter was $14.5 million, or $0.57 per diluted share, based on weighted average shares outstanding of 25.3 million, compared to net income attributable to True Religion Apparel, Inc. of $15.8 million, or $0.63 per diluted share, based on weighted average shares outstanding of 25.1 million in the fourth quarter of 2010.

Net income attributable to True Religion Apparel, Inc. included $0.7 million in foreign currency losses related to intercompany balances, or $0.4 million after tax, compared to less than $0.1 million in foreign currency gains related to intercompany balances, both before and after tax, in the fourth quarter of 2010.

Excluding the non-cash store impairment charges of $1.4 million (or $0.8 million after tax) in 2011 and $0.5 million (or $0.3 million after tax) in 2010 and the 2011 foreign currency loss described above, the adjusted net income attributable to True Religion Apparel, Inc. was $15.7 million, or $0.62 per diluted share for the fourth quarter of 2011 versus $16.0 million or $0.64 per diluted share for the fourth quarter of 2010.

TRLG Q4 and Full Year Management Commentary	2011

For the year ended December 31, 2011, net sales increased 15.4% to $419.8 million. U.S. Consumer Direct same-store sales for the year increased 10.9% and International net sales increased by 22.5%.

Net income attributable to True Religion Apparel, Inc. for 2011 was $45.0 million, or $1.80 per diluted share, compared to $43.5 million, or $1.75 per diluted share, in 2010.  The Company incurred separation costs associated with the resignation or termination of senior executives in 2011 of $1.2 million, or $0.8 million after tax, and in 2010 of $4.3 million, or $2.7 million after tax.

Excluding these separation costs, the non-cash store impairment charges and foreign currency loss described above, 2011 adjusted net income attributable to True Religion Apparel, Inc. was $47.0 million, or $1.88 per diluted share, compared to $46.4 million, or $1.87 per diluted share for 2010.

(Please see the Table of Reconciliation of GAAP to Adjusted Results found in the Fourth Quarter and Full Year 2011 Earnings Release, issued on February 9, 2012.)

Balance Sheet

The Company ended the year with $200.4 million in cash and cash equivalents compared to $153.8 million as of December 31, 2010. The Company continues to carry no long-term borrowings and expects to fund its growth over the next year from internally generated cash reserves and net cash flows from current operations. Accounts receivable at the end of 2011 was $24.0 million, a decrease of $3.9 million from $27.9 million as of December 31, 2010.  The decrease is attributable to the decrease in U.S. Wholesale net sales.

TRLG Q4 and Full Year Management Commentary	2011

Inventories at the end of 2011 were $53.3 million, an increase of 28% from a year ago. This increase is a result of the increase in our retail store count, which grew by 24% over the past year, and the expansion of direct wholesale sales in our EMEA region, where we now store inventory at a third party logistics facility to support that region’s wholesale sales growth.

Fourth Quarter Segment Overview

U.S. Consumer Direct net sales in the fourth quarter of 2011 increased 23.7% to $77.3 million due to the addition of 20 new stores since October 1, 2010 and the same-store sales increase of 11.1%.  The same store sales increase encompasses the 92 stores that were open for at least 12 full months as well as the Company’s e-commerce sales.

This segment opened five stores and closed one store in the fourth quarter of 2011, bringing the total store count to 109 stores as of December 31, 2011, compared to 94 at the end of 2010. The store count was comprised of 79 full-price stores and 30 outlets.

The weighted average retail square footage for the fourth quarter was 205,000 square feet compared to 174,600 square feet for the fourth quarter of 2010. At the end of the quarter, the total retail square footage was 208,000 square feet.  A recap of the stores opened from October 1, 2011 to December 31, 2011 is attached to this commentary.

TRLG Q4 and Full Year Management Commentary	2011

Other key metrics in the U.S. Consumer Direct segment include average selling price (ASP) of jeans in the full price stores.  The ASP of jeans increased to $260 in the fourth quarter of 2011 compared to $250 in the fourth quarter of 2010.  Sportswear sales made up 31.9% of the U.S. Consumer Direct net sales in the fourth quarter 2011, compared to 29.7% in the fourth quarter of 2010.

The U.S. Consumer Direct gross margin decreased to 69.1% in the fourth quarter of 2011 from 71.4% in the same quarter in 2010. During the 2011 Holiday season we took higher than expected markdowns in our Outlet stores to respond to the highly promotional environment; this reduced our gross margin.

The $5.0 million increase in U.S. Consumer Direct SG&A was primarily due to costs associated with the increase in store count from 94 at the end of December 2010 to 109 at the end of December 2011 and a $0.9 million increase in non-cash store impairment charges.  As a percentage of U.S. Consumer Direct net sales, SG&A decreased by 10 bps to 33.8% primarily due to the same store sales growth.  Excluding the non-cash store impairment charges, the SG&A rate was 32.6% in the fourth quarter of 2011 compared to 33.1% in the fourth quarter of 2010.

Fourth quarter operating income within the U.S. Consumer Direct segment increased by 16.4% to $27.3 million. The U.S. Consumer Direct segment’s operating margin decreased to 35.3% in the fourth quarter of 2011 from 37.5% in the fourth quarter of 2010, primarily due to the lower gross margin.  The segment’s four-wall operating margin was 39.3% in the fourth quarter 2011 versus 40.4% in fourth quarter 2010.  Excluding the store impairment charges in both years, the segment’s four-wall operating margin was 40.6% in the fourth quarter of 2011 compared to 41.2% in the fourth quarter of 2010.

TRLG Q4 and Full Year Management Commentary	2011

International net sales remained flat at $19.0 million.  We successfully grew net sales in our Europe, Middle East, and Africa, or EMEA, region and in our Americas region.  These gains were offset by a $2.7 million net sales drop in Korea, as we chose to discontinue sales of our merchandise in the Korea Off-price channel.  We opened three international branded retail stores in the fourth quarter, bringing our international store count to 16 at year-end.

Gross margin expanded by 570 basis points to 60.2% in fourth quarter 2011 due to the sales mix shift towards our international retail and wholesale businesses, which earn a higher gross margin than sales to international distributors.

The segment’s SG&A increased to $8.7 million from $6.5 million and was 45.6% of net sales versus 34.5% of net sales in the fourth quarter of 2010. This SG&A increase was driven by an increase in the number of our branded retail stores, from seven at December 31, 2010 to 16 at December 31, 2011.

The International segment’s operating income decreased by 26.8% to $2.8 million, and its operating margin decreased to 14.6% from 20.0% primarily due to the net sales decrease in Korea.

TRLG Q4 and Full Year Management Commentary	2011

U.S. Wholesale net sales for the quarter declined by 20.4% to $22.4 million, primarily due to the planned reduction in sales to the Off-price channel.  The net sales to full price wholesale accounts decreased versus last year by 7%, which is well below the 14% year over year decrease that we experienced in the first nine months of 2011.  Following seven consecutive quarters of year over year net sales growth, the Specialty channel now represents the majority of our sales in the U.S. Wholesale segment.

Gross margin expanded by 100 basis points to 48.9% in the fourth quarter 2011 primarily due to the decrease in Off-price sales, which earn a lower margin.

The U.S. Wholesale segment’s operating income declined by 21.5% to $9.4 million driven by the 20.4% decline in net sales, and its operating margin declined to 42.1% in the fourth quarter of 2011 from 42.7% in the fourth quarter of 2010.

Full Year 2011 Segment Overview

U.S. Consumer Direct net sales in 2011 increased 32.9% to $251.3 million due to the addition of 16 new stores in 2011 and 24 throughout 2010, and the same-store sales increase of 10.9% in 2011.  This segment opened 16 stores and closed one store in 2011.

The weighted average retail square footage for 2011 was 190,000 square feet compared to 153,000 square feet for 2010.

TRLG Q4 and Full Year Management Commentary	2011

The U.S. Consumer Direct gross margin decreased to 71.0% in 2011 from 72.4% in 2010 due to the higher markdowns in Outlet stores and a larger percentage of the segment’s net sales coming from the lower-margin Outlet stores.

The U.S. Consumer Direct SG&A increased $17.6 million primarily due to costs associated with the increase in store count over the past two years.  As a percentage of U.S. Consumer Direct net sales, SG&A decreased by 240 bps to 35.8% primarily due to the same store sales growth.  Excluding the 2011 and 2010 fourth quarter non-cash store impairment charges, the SG&A rate was 35.4% in 2011 compared to 38.0% in 2010.

Operating income in 2011 for the U.S. Consumer Direct segment increased by 36.8% to $88.5 million. The U.S. Consumer Direct segment’s operating margin increased to 35.2% in 2011 from 34.2% in 2010, primarily due to the segment’s growth in same store sales, which has allowed us to gain leverage on our fixed costs.  The segment’s four-wall operating margin was 39.3% in 2011 versus 37.9% in 2010.  Excluding the 2011 and 2010 fourth quarter non-cash store impairment charges, the segment’s four-wall operating margin was 39.7% in 2011 compared to 38.2% in 2010.

International net sales in 2011 increased 22.5% to $79.0 million.  We successfully grew net sales in the EMEA and Americas regions. These gains were offset by a $2.9 million net sales drop in Korea.  We opened ten International branded retail stores and closed one store in 2011, bringing our international store count to 16 at year-end.

TRLG Q4 and Full Year Management Commentary	2011

Gross margin expanded by 460 basis points to 58.0% in 2011 due to the sales mix shift towards our international retail and wholesale businesses, which earn a higher gross margin than sales to international distributors.

The segment’s SG&A increased to $30.0 million from $16.9 million and was 37.9% of net sales versus 26.2% of net sales in 2010. This SG&A increase was driven by an increase in the number of our branded retail stores from seven at December 31, 2010 to 16 at December 31, 2011, the addition of wholesale sales teams in Germany, the United Kingdom and Italy, and the set-up of a regional office in Switzerland.

The International segment’s operating income decreased by 8.9% to $15.9 million, and its operating margin decreased to 20.2% from 27.1%, primarily due to the additional SG&A spending associated with our planned international expansion.

U.S. Wholesale net sales for 2011 declined by 17.7% to $86.3 million, primarily due to a decrease in sales of women’s merchandise to major department store accounts and the planned $10 million reduction in sales to the Off-price channel.  Partially offsetting these decreases was an increase in sales to our Specialty channel, which now represents the majority of our sales in the U.S. Wholesale segment.

Gross margin expanded by 60 basis points to 51.5% in 2011 as we increased prices on certain styles, which offset the impact of the denim fabric price increases we experienced in 2011.

The U.S. Wholesale segment’s operating income declined by 19.8% to $37.1 million, driven by the 17.7% decline in net sales, and its operating margin declined to 43.0% in 2011 from 44.1% in 2010.

TRLG Q4 and Full Year Management Commentary	2011

True Religion Brand Jeans - Retail stores opened from October 1, 2011 through December 31, 2011

Count	Store Name	City	State	Opening Date	Square Footage	Store Type
US Stores
1	Roosevelt Field	Garden City	NY	10/11/2011	1,958	Retail
2	La Encantada	Tucson	AZ	10/20/2011	1,446	Retail
3	Arden Fair	Sacramento	CA	10/27/2011	1,491	Retail
4	Cherry Hill	Cherry Hill	NJ	11/2/2011	1,500	Retail
5	Potomac Mills	Woodbridge	VA	11/2/2011	2,353	Outlet

International Stores		City	Country
1	Ingolstadt	Ingolstadt	Germany	11/24/2011	1,690	Outlet
2	New Bullring	Birmingham	United Kingdom	12/9/2011	1,783	Retail
3	Bicester Village	Oxfordshire	United Kingdom	12/23/2011	1,521	Outlet

True Religion Brand Jeans - Total Retail Stores

	As of	Open during	Closed during	As of	Relocated during	Expected to be
Store Count	December 31, 2010	2011	2011	December 31, 2011	2011	opened in 2012
US Stores
Regular Price	67	13	1	79	1	8
Outlet	27	3	0	30	1	5
US Store Total	94	16	1	109	2	13

International Stores
Regular Price	4	6	0	10	0	12
Outlet	3	4	1	6	0	2
International Store Total	7	10	1	16	0	14
Total US and International Stores	101	26	2	125	2	27